Exhibit 99.1

SRM Entertainment Launches New Media Division In Expansion Of Suretone Pictures Partnership

Jupiter, FL November 14, 2024 – SRM Entertainment, Inc., (Nasdaq: SRM) (the “Company” or “SRM”) today announced the launch of its new media division, SRM Media, marking a significant expansion of the company’s entertainment offerings. This strategic move builds upon SRM’s existing media relationship with Suretone Pictures and underscores SRM’s commitment to delivering high-quality entertainment content across various platforms. SRM Media’s first acquisition, courtesy of its new Suretone Pictures partnership in the making, is Suretone Pictures’ critically acclaimed Western “The Kid,” a 2019 Western/Action film currently streaming on AMAZON Prime. The Kid is a reimagining of the Billy the Kid legend starring Ethan Hawke, Chris Pratt, and Dane DeHaan. Directed by Vincent D’Onofrio, the film has been praised for its powerful performances, stunning cinematography, and fresh take on a classic tale. This acquisition aligns with SRM Media’s vision to acquire and distribute compelling films and television content while leveraging SRM Entertainment’s expertise in merchandising and licensing to maximize IP value.

To view the trailer for “The Kid,” please visit: www.srmentertainment.com

“The launch of SRM Media represents a significant step forward in our strategy to diversify and expand our entertainment offerings,” says Rich Miller, CEO of SRM Entertainment.

“This is vertical integration at its best, and it presents endless possibilities for SRM. Our focus is on acquiring high-quality films like ‘The Kid’ that provide long-term, revenue streams. High-quality films, even with modest budgets, can generate returns long after their initial box office release, especially when they feature a well-known cast like ‘The Kid.’ These actors have dedicated followers who will seek out the film on streaming platforms like Amazon, where it will be available. Furthermore, the iconic characters and storyline present exciting opportunities for merchandise development, creating a synergistic relationship between our media and merchandise divisions. We believe this acquisition will deliver solid returns for years to come and generate significant value for our shareholders. Bringing Jordan Schur on board as an advisor is a major advantage for SRM as his decades of experience in the film industry, including his roles at Suretone Pictures and Mimran Schur Pictures, will be invaluable as we build our media division,” adds Miller.

“I’m honored to be part of this exciting new chapter of SRM Media as we endeavor to bring Suretone Pictures various filmed content, library assets and present / future IP in an integrated fashion to SRM Entertainment,” says Schur. “The addition of ‘The Kid’ is a strong first step in our plans to expand SRM Media as it demonstrates a clear vision for the future activities of a natural exchange of commerce in both companies. By combining Suretone’s filmmaking expertise and endeavors with SRM’s business acumen, we are building a media powerhouse that will deliver compelling entertainment experiences and potential revenue drivers in various verticals for years to come. The launch of SRM Media with Suretone Pictures committed assistance represents a significant milestone in SRM Entertainment’s growth strategy towards expanding its media footprint. Suretone Pictures plans to continue making great efforts in its guidance for SRM towards its goal objectives to scale and build its media library through strategic acquisitions and partnerships, further solidifying its position in the entertainment industry, while also emboldening the growing partnership of Suretone Pictures and SRM Entertainment.”

This move comes amidst a resurgence of interest in Western films, with demand growing by 146% in the US between 2021 and 2023, according to Parrot Analytics. With “The Kid,” SRM Media is well-positioned to capitalize on this trend and the growing importance of digital media in consumers’ lives.

As Miller notes, citing data from eMarketer, “Adults in the US now spend an average of 7 hours and 50 minutes per day consuming digital media, presenting a significant opportunity for streaming platforms like Amazon, where ‘The Kid’ will be available. SRM Media will leverage its established merchandising and licensing expertise to maximize the film’s value in a global entertainment merchandise market expected to reach $480.97 billion by 2028, according to Statista.”

Miller adds, referencing the US Bureau of Labor Statistics, “With US households spending an average of $3,433 per year on entertainment, there’s a clear demand for engaging content like ‘The Kid.’ This acquisition under the guidance of Suretone Pictures positions SRM Media to tap into this lucrative market and deliver strong returns for shareholders. Having digital media as part of SRM’s portfolio of products should help deliver sizable growth in the near future.”

Amazon has over 200 million Amazon Prime subscribers worldwide. This number has doubled since 2018. In the US alone, there are approximately 180 million Amazon Prime subscribers. This means that roughly 75% of all US Amazon shoppers are Prime members.

About SRM Entertainment, Inc.

SRM Entertainment designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of SRM’s creative products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. SRM products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts - SeaWorld and other attractions. SRM’s products are offered alongside popular rides and attractions in theme parks, zoos, aquariums, and other entertainment venues. SRM’s design team developed specialty dolls, plush and toys for one of New York City’s landmarks that features a popular holiday show. SRM’s design team is credited with creating popular products which have been successfully sold at specialty theme park events. SRM’s exclusive-patented Sip With Me cups feature fun, kid friendly Zoo, Sea and animal themed characters as well as licensed characters from Smurfs, ICEE and Zoonicorn.

About SURETONE PICTURES

Suretone Pictures was founded in 2011 with notably produced films including The Kid [Ethan Hawke, Chris Pratt, Dane Dehaan, Jake Schur] (2019), Pawnshop Chronicles [Paul Walker, Brendan Fraser, Elijah Wood, Matt Dillon, Norman Reedus] (2013), One Nation Under God [Isaak Presley, Kevin Sorbo, Casper Van Dien, Antonio Sabato Jr.], and more. Suretone Pictures has a diverse upcoming slate which includes DO NOT ENTER, financed in an equal joint-venture partnership with Lionsgate and based on the best-selling book Creepers by David Morrell (Rambo films’ books author), starring Jake Manley, Adeline Rudolph, Francesca Reale, Nicholas Hamilton, and Laurence O’Faurian, and directed by Marc Klasfeld. Suretone Pictures has produced films such as One Nation Under God, as well as the youth baseball documentary Swing Big. Suretone Pictures currently has the romantic comedy Revenge Wedding in development in conjunction with partner Lionsgate with plans to get into production in 2025. Suretone Pictures also has the highly coveted action / thriller property Five Against A Bullet in development and headed into production in 2025.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media and Investor Relations

Info@SRMentertainment.com

 (407)-230-8100

 website: SRMentertainment.com